Exhibit 99.1

PRESS RELEASE

For more information, contact:
Wallace D. Ruiz, Chief Financial Officer	FOR IMMEDIATE RELEASE
SRI/Surgical Express, Inc.
(813) 891-9550

SRI SURGICAL REPORTS

SECOND QUARTER 2007 FINANCIAL RESULTS

TAMPA, FL— Monday, August 6, 2007 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable and disposable surgical products and services for the healthcare industry, today announced financial results for the second quarter ended June 30, 2007.

For the second quarter of 2007, SRI Surgical reported total revenue of $23,717,000, an increase of $300,000 from the second quarter of 2006. Net loss for the second quarter of 2007 was $342,000 or $0.05 per basic and diluted common share compared to net loss of $802,000, or $0.13 per basic and diluted common share reported for the second quarter of 2006. For the first six months of 2007, SRI Surgical reported total revenue of $47,094,000 an increase of $171,000 from the first half of 2006. Net loss for the first six months of 2007 was $931,000 or $0.15 per basic and diluted common share compared to net loss of $1,080,000 or $0.17 per basic and diluted common share reported for the first half of 2006. Both the three and six month periods ended June 30, 2007 include expenses of approximately $470,000 associated with the engagement of a management consulting firm to assist with the implementation of a sales and service effectiveness plan. Continuing implementation of this plan will result in added costs for sales force and customer service initiatives that the Company expects will accelerate growth and in the longer run, improve financial performance.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at 813.891.9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$23,717	$23,417	$47,094	$46,923
Cost of revenues	18,117	18,206	36,125	35,830

Gross profit	5,600	5,211	10,969	11,093

Distribution expenses	1,570	1,512	3,141	3,089
Selling and administrative expenses	4,301	4,279	8,652	8,814

Loss from operations	(271)	(580)	(824)	(810)

Interest expense	372	292	737	574

Other income	(90)	—	(122)	—

Loss before income taxes	(553)	(872)	(1,439)	(1,384)

Income tax benefit	(211)	(70)	(508)	(304)

Net loss	$(342)	$(802)	$(931)	$(1,080)

Basic loss per common share	$(0.05)	$(0.13)	$(0.15)	$(0.17)

Weighted average common shares outstanding, basic	6,394	6,338	6,376	6,337

Diluted loss per common share	$(0.05)	$(0.13)	$(0.15)	$(0.17)

Weighted average common shares outstanding, diluted	6,394	6,338	6,376	6,337

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of June 30, 2007	As of December 31, 2006
	(unaudited)
Cash and cash equivalents	$271	$283
Accounts receivable, net	12,379	11,390
Inventories, net	7,619	6,715
Prepaid expenses and other assets, net	2,433	2,641
Reusable surgical products, net	20,536	20,954
Property, plant and equipment, net	31,580	32,371

Total assets	$74,818	$74,354

Note payable to bank	$2,315	$2,497
Accounts payable	7,772	6,863
Accrued expenses	5,290	4,326
Mortgage payable	4,405	4,524
Bonds payable	7,390	7,720
Deferred tax liability, net	1,286	1,706

Total liabilities	28,458	27,636
Shareholders’ equity	46,360	46,718

Total liabilities and shareholders’ equity	$74,818	$74,354